Pricing Supplement No.  991      Dated  7/25/97                Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                     File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 3 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Registered Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:     $15,000,000.00
Issue Price:     100.0000000000%
Proceeds to Company on original issuance:     $14,988,750.00
Commission or Discount on original issuance:     $11,250.00
Salomon Brothers Inc's capacity on original issuance:   |X|  As agent
    If as principal                                     | |  As principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price of % of Principal Amount or Face Amount.
Original Issue Date:     7/30/97
Stated Maturity:     8/04/98
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates: 4th of Feb., May, Aug., & Nov. First coupon is
                       11/04/97.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |X| Floating Rate   | | Indexed Rate
                                                                 (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes): SEE ATTACHED%
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    |X| Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  Daily
Rate Determination Dates: See Attached.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):     - 266 bps
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  | | No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call    :
        Bond Yield to Maturity:
        Yield to Maturity     :
Cusip: 79549QDZ4

      Pricing Supplement No. 991

      Supplement dated July 25, 1997 (to Prospectus Supplement dated April 5, 1996, to Prospectus dated April 5, 1996)

                   DESCRIPTION OF THE NOTE

      General

           The following description of the particular terms of the Registered Note offered hereby (the "Note") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus Supplement, to which description reference is hereby made.

           "New York Business Day" with respect to the Note means any day, other than a Saturday or Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in New York, New York, in the United States.

           The Calculation Agent will be Citbank N.A. Neither the Calculation Agent nor Salomon Inc (the "Company") will have any responsibility for errors or omissions in making calculations or determinations in respect of the Notes. The Calculation Agent shall not be an agent of the Holder of the Note, and its calculations and determinations in respect of the Note shall (except in the case of manifest error) be final and binding on the Company and such Holder.

      Interest

           The Note is a Floating Rate Note.

           The Base Rate for the Note is the "Prime Rate" (as defined below). The "Prime Rate" shall be determined by the Calculation Agent as described below and will reset daily on each New York Business Day during the term of the Note.

           The "Prime Rate" with respect to any Interest Reset Date shall be the rate with respect to such date as published by the Board of Governors of the Federal Reserve System in H.15(519) (or any successor publication thereto) under the heading "Bank Prime Loan" on the applicable Prime Rate Determination Date. If such rate is not published by 9:00 a.m., New York City time, on the Prime Rate Determination Date pertaining to such Interest Reset Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the "Reuters Screen USPRIME1 Page" (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Reset Date. "Reuters Screen USPRIME1 Page" means the display designated as "USPRIME1" on the Reuters Monitor Money Rates Service (such term to include such other page as may replace the USPRIME1 page on that Service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Reset Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on the relevant Prime Rate Determination Date by four major money center banks in the City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page for such Interest Reset Date, the Prime Rate will be calculated by the Calculation Agent and will be determined as the arithmetic mean of the prime rates furnished in the City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States or any state thereof, in each case having total equity capital of at least $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent, provided that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate with respect to the relevant Interest Reset Date will be the rate of interest in effect on such Interest Reset Date.

           The "Prime Rate Determination Date" with respect to any Interest Reset Date shall be the second New York
      Business Day preceding such Interest Rate Date.